ADDvantage Technologies Secures Expanded Line of Credit to Facilitate Anticipated Wireless Growth

New Line Increases Available Borrowings for Wireless Business from $4 Million to $13 Million in Anticipation of Accelerating 5-G Growth

Carrollton, Texas, December 30, 2021 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today announced that it has signed amendments to its credit facilities for its Telco and Wireless business segments.

In anticipation of significant growth in the Wireless segment to meet growing demand related to the 5-G expansion, ADDvantage signed an accounts receivable factoring line with Vast Bank, N.A., increasing available borrowing capacity from $4 million to $13 million subject to available collateral. In addition, the company has a line of credit, collateralized by receivables and inventory, for its Telco segment, with a total maximum available borrowing capacity of $3 million. The result of the new agreements raises the Company’s total borrowing capacity, subject to available collateral, from $8.0 million to $16.0 million.

Additional details on the new credit agreements are included in a Form 8-K filed on December 30, 2021 with the Securities and Exchange Commission.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.
ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.
Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

For further information:
Hayden IR
Brett Maas

(646) 536-7331
aey@haydenir.com

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